                                                                    EXHIBIT 10.D

                                    VIAD CORP
                            MANAGEMENT INCENTIVE PLAN
              PURSUANT TO THE 1997 VIAD CORP OMNIBUS INCENTIVE PLAN
                            AS AMENDED MARCH 14, 2005

I.    PURPOSE:

      The purpose of the Viad Corp Management Incentive Plan (Plan) is to provide key executives of Viad Corp (Viad) and its subsidiaries with an incentive to achieve goals as set forth under this Plan for each calendar year (Plan Year) for their respective companies and to provide effective management and leadership to that end.

II.   PHILOSOPHY:

      The Plan will provide key executives incentive bonuses based upon appropriately weighted pre-defined income and other performance measurements.

III.  SUBSIDIARIES, SUBSIDIARY GROUPS AND DIVISIONS:

      A. Each subsidiary, subsidiary group, line of business or division listed below is a "Company" for the purposes of this Plan:

      Name of Company

      Brewster Transport Company Limited/Brewster Tours group
      Exhibitgroup/Giltspur group
      GES Exposition Services, Inc. group
      Glacier Park, Inc.

      Viad may, by action of its Board of Directors or its Human Resources Committee, add or remove business units on the list of participant companies from time to time.

      B.    FUNDING LIMIT:

            A "funding limit" shall be established annually for each Company participant who has been designated an Executive Officer as defined under Section 16(b) of the Securities Exchange Act. The funding limit shall be an amount not to exceed $750,000 in the case of a President of any Operating Company. The executive cannot be paid a larger bonus than the funding limit provided by this clause, but may be paid less in the discretion of the Committee based on the Performance Goals set forth below and other such factors which the Committee may consider.

      C.    PERFORMANCE GOALS:

            1. OPERATING OR PRE-TAX INCOME (as calculated for external reporting purposes):

                  An appropriate "operating income" or "pre-tax income" target for the plan year for each Company may be recommended by the Chief Executive Officer of Viad to the Committee for approval taking into account overall corporate objectives, historical income and Plan Year financial plan income (on the same basis as determined below) and, if appropriate, other circumstances.

                  Operating or pre-tax income to be used in calculating the bonus pool of each Company shall mean operating income before minority interest, interest expense and taxes, after deduction of corporate overhead, or pre-tax income after minority interest, in each case adjusted to appropriately exclude the effects of gains and losses from the sale or other disposition of capital assets other than vehicles. In addition, an adjustment to actual operating or pre-tax income will

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                  be made for any increase or decrease in cost to a subsidiary in connection with a change in the actual formula allocation of corporate overhead over amounts included in the Plan for the year.

                  Special treatment of any other significant unusual or non-recurring items (for purposes of determining actual or target operating or pre-tax income) arising after a Company's targets are set may be recommended by the Chief Executive Officer of Viad to the Committee for approval, including, for example, appropriate adjustment of operating or pre-tax income target or actuals to reflect planned effects of an acquisition approved after target has been set. Other examples include unusual items or effects of a change in accounting principle.

                  Incentives to be paid under this Plan must be deducted from the subsidiary corporation's earnings by the end of the year. Goals must be achieved after deducting from actual results all incentive compensation applicable to the year, including those incentives earned under this Plan.

            2.    Value Added Measurement:

                  An appropriate "Value Added" target for the plan year for certain companies may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval. This measurement is intended to place increased emphasis on securing an adequate return to Viad on all capital employed in the business. Viad Value Added (VVA) compares net operating income to the return required on capital invested in the business.

                  In calculating the bonus pool of each applicable Company, VVA shall mean Net Operating Profit After Taxes (NOPAT is defined as sales minus operating expenses minus taxes) minus a Capital Charge calculated by multiplying a Cost of Capital times the actual Capital (Capital is defined as total assets less current and other liabilities exclusive of debt). Certain adjustments are necessary to determine NOPAT and Capital.

            3.    CASH FLOW:

                  An appropriate "Cash Flow" target for the plan year for certain companies may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval. This measurement is intended to place increased emphasis on delivering available cash to Viad.

                  Operating Cash Flow is defined as the net change in cash resulting from the operations of the Company. Cash flows from operations exclude the impact of investing activities (acquiring and disposing of investments and productive long-lived assets) and financing activities (borrowing and repaying debt, payment of dividends, and treasury stock repurchases).

            4.    OTHER PERFORMANCE MEASUREMENTS:

                  An appropriate number of performance measurements other than operating or pre-tax income, VVA, and cash flow may be established for each Company, to place increased emphasis on areas of importance to achieving overall corporate objectives, with the Chief Executive Officer of Viad to recommend to the Committee the measures to be used and, at the end of the year, the level of achievement against each.

            5.    REVENUE:

                  The bonus pool earned will be subject to a further calculation whereby the total bonus pool otherwise accruable will be adjusted by 95% (threshold) up to 105% (maximum), depending on the achievement against the revenue target.

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            6.    ESTABLISHING TARGETS:

                  The targets for revenue, operating or pre-tax income, VVA, cash flow and for the categories of discretionary performance measurements to be employed will be established by the Committee no later than 90 days after the beginning of the Plan Year after receiving the recommendations of the Chief Executive Officer of Viad Corp.

      D.    PARTICIPANT ELIGIBILITY:

            The Committee will select the Executive Officers as defined under
            Section 16(b) of the Securities Exchange Act eligible for participation no later than 90 days after the beginning of the Plan Year. Other personnel will be eligible for participation as designated by each Company President or Chief Executive Officer and recommended to the Chief Executive Officer of Viad Corp for approval, limited only to those executives who occupy a position in which they can significantly affect operating results as pre-defined by appropriate and consistent criteria, i.e., base salary not less than $49,000 per year, or base salary not less than 50% of the Company's Chief Executive Officer, or position not more than the third organizational level below the Company Chief Executive Officer or another applicable criteria.

            NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the Company President or Chief Executive Officer, and approved by the Chief Executive Officer of Viad Corp.

      E.    TARGET BONUSES:

            Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary paid during the year. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of Viad Corp.

            Actual bonus awards will be dependent on Company performance versus the targets established. A threshold performance will be required before any bonus award is earned under the net income goal. Awards will also be capped when stretch performance levels are achieved.

                                                           As a Percentage of Salary
              Subsidiary Positions*                    Threshold**     Target       Cap
------------------------------------------------       ---------       ------      ------
Chief Executive Officer/President                         27.5%         55.0%      96.25%
                                                          25.0%         50.0%      87.50%

Executive Vice President-Senior Vice President,           22.5%         45.0%      78.75%
and Other Operating Executives                            20.0%         40.0%      70.00%

Vice Presidents                                           17.5%         35.0%      52.50%
                                                          15.0%         30.0%      45.00%

Key Management Reporting to Officers                      12.5%         25.0%      31.25%
                                                          10.0%         20.0%      25.00%

Staff Professionals                                        7.5%         15.0%      18.75%
                                                           5.0%         10.0%      12.50%

* Target Bonus, as determined by the Committee, is dependent upon organization reporting relationships.

** Reflects minimum achievement of all performance targets. Threshold could be lower if minimum achievement of only one performance target is met.

      F.    BONUS POOL TARGET:

            1. The "Bonus Pool Target" will be initially established no later than 90 days after the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all designated participants in each Company based upon actual Plan Year salaries, as outlined in paragraph D above, plus 15% for Special Achievement Awards.

            2. The bonus pool will accrue in accordance with the Bonus Pool Accrual Formula recommended by the Chief Executive Officer of Viad Corp and approved by the Committee.

            3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

      G.    INDIVIDUAL BONUS AWARDS:

            1. Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph F above times the individual's actual base salary earnings during the Plan Year, subject to adjustments as follows:

                  a) discretionary upwards or downward adjustment of formula bonus awards by the Committee after considering the recommendation of the Company President or Chief Executive Officer with the approval of the Chief Executive Officer of Viad Corp for those executives not affected by Section 162(m) of the Internal Revenue Code, and

                  b) discretionary downward adjustment of awards by the Committee for those Executive Officers affected by
                        Section 162(m) of the Internal Revenue Code, and

                  c) no individual award may exceed the individual's capped target award or the funding limit with respect to Executive Officers, and the aggregate recommended bonuses may not exceed the bonus pool accrued for other than Special Achievement Awards.

            2. Bonuses awarded to the participating management staff of subsidiary groups may be paid from funds accrued based upon the target bonus for such participant(s) times the weighted average performance of the Companies in the subsidiary group, subject to adjustments as above.

IV.   VIAD CORP CORPORATE STAFF:

      A.    FUNDING LIMIT:

            A "funding limit" shall be established annually for each Corporate participant who has been designated an Executive Officer as defined under Section 16(b) of the Securities Exchange Act. The funding limit will be an amount not to exceed in the case of (i) the Company's Chief Executive Officer, $1.5 million; and (ii) all other Executive Officers of the Company individually, $500,000. The executive cannot be paid a larger bonus than the funding limit provided by this clause, but may be paid less in the discretion of the Committee based on the Performance Goals set forth below and such other factors which the Committee may consider.

      B.    PERFORMANCE GOALS:

            1.    INCOME PER SHARE:

                  An appropriate "income per share" from continuing operations target for Viad Corp may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval after considering historical income per share from continuing operations, Plan Year financial plan income, overall corporate objectives, and, if appropriate, other circumstances.

                  Income per share from continuing operations is determined before unusual or extraordinary items, effects of changes in accounting principles or a change in federal income tax rates after the target has been set. Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of the effect on continuing operations results. While gains on disposition of a business would normally not be included in determining actual Plan Year net income or income per share, in the event of the sale of a subsidiary or major business unit, a portion of gain would be included equal to the difference between the sold unit's planned net income for the year and actual results to date of sale plus calculated interest savings on proceeds for the balance of the year, so that actual results are not penalized for selling a business.

                  Incentives to be paid under this Plan must be deducted from Viad's earnings by the end of the year. Goals must be achieved after deducting from actual results all incentive compensation applicable to the year, including those incentives earned under this Plan.

            2.    OPERATING INCOME:

                  An appropriate "operating income" may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval.

                  Operating income is defined as operating income before minority interest, interest expense, interest income, and taxes, excluding unallocated corporate overhead expenses, unusual, non-cash charges (such as goodwill impairments and restructuring charges), and spin-off related costs.

            3.    VALUE ADDED MEASUREMENT:

                  An appropriate "Value Added" target for the plan year for Corporate may be recommended by the Chief Executive Officer of Viad for approval by the Human Resources Committee. This measurement is intended to place increased emphasis on securing an adequate return to Viad on all capital employed in the business. Viad Value Added (VVA) compares operating income to the return required on capital invested in the business.

                  In calculating the bonus pool for Corporate, VVA shall mean Net Operating Profit After Taxes (NOPAT is defined as sales minus operating expenses minus taxes) minus a Capital Charge calculated by multiplying a Cost of Capital times the actual Capital (Capital is defined as total assets less current and other liabilities exclusive of debt). Certain adjustments are necessary to determine NOPAT and Capital.

            4.    CASH FLOW:

                  An appropriate "Cash Flow" target for the plan year for certain companies may be recommended by the Chief Executive Officer of Viad Corp to the Committee for approval. This measurement is intended to place increased emphasis on delivering available cash to Viad.

                  Operating Cash Flow is defined as the net change in cash resulting from the operations of the Company. Cash flows from operations exclude the impact of investing activities (acquiring and disposing of investments and productive long-lived assets) and financing activities (borrowing and repaying debt, payment of dividends, and treasury stock repurchases).

            5.    OTHER PERFORMANCE MEASUREMENTS:

                  An appropriate number of performance measurements other than income per share will be established for Corporate, with the Chief Executive Officer of Viad to recommend to the Committee the level of achievement against each of the measures.

            6.    REVENUE:

                  The bonus pool earned will be subject to a further calculation whereby the total bonus pool otherwise accruable will be adjusted by 95% (threshold) up to 105% (maximum) depending on the achievement against the revenue target.

            7.    ESTABLISHING TARGETS:

                  The actual targets for revenue, income per share, cash flow, operating income, VVA and for the performance measurements to be used will be established by the Committee no later than 90 days after the beginning of the Plan Year after receiving the recommendations of the Chief Executive Officer of Viad Corp.

      C.    PARTICIPANT ELIGIBILITY:

            The Committee will select the Executive Officers as defined under
            Section 16(b) of the Securities Exchange Act eligible for participation no later than 90 days after the beginning of the Plan Year. Other personnel will be eligible for participation as recommended by the appropriate staff Vice President and as approved by the Chief Executive Officer of Viad Corp, limited only to those executives who occupy a position in which they can significantly affect operating results as defined by the following criteria:

                  a)    Salary grade 25 and above; and

                  b) Not more than Organizational Level Four below the Chief Executive Officer.

            NOTE: Individuals not qualifying under the criteria established for the Plan Year who were included in the previous year will be grandfathered (continue as qualified participants until retirement, reassignment, or termination of employment) if designated by the appropriate Vice President and approved by the Chief Executive Officer of Viad Corp.

      D.    TARGET BONUSES:

            Target bonuses will be approved by the Committee for each Executive Officer in writing within the following parameters no later than 90 days after the beginning of the Plan Year and will be expressed as a percentage of salary. Target bonuses for other eligible personnel will be established in writing within the following parameters subject to approval by the Chief Executive Officer of Viad Corp.

            Actual bonus awards will be dependent on Company performance versus the targets established. A threshold performance will be required before any bonus award is earned under the income per share goal. Awards also will be capped when stretch performance levels are achieved.

                                           As a Percentage of Salary
         Corporate Positions             Threshold**  Target       Cap
         -------------------             -----------  ------      ------
Chairman, President & Chief Executive
Officer                                      45.0%      90.0%     157.50%

Senior Advisory Group                        27.5%      55.0%      96.25%
                                             25.0%      50.0%      87.50%
                                             22.5%      45.0%      78.75%

Corporate Staff Officers                     20.0%      40.0%      70.00%

Staff Directors*                             17.5%      35.0%      52.50%
                                             15.0%      30.0%      45.00%
                                             12.5%      25.0%      31.25%

Staff Professionals*                         10.0%      20.0%      25.00%
                                              7.5%      15.0%      18.75%

* Target Bonus, as determined by the Committee, is dependent upon organization reporting relationships.

** Reflects minimum of achievement of all performance targets. Threshold could be lower if minimum achievement of only one performance target is met.

      E.    BONUS POOL TARGET:

            1. The "Bonus Pool Target" will be established no later than 90 days after the beginning of the Plan Year and will be adjusted to equal the sum of the target bonuses of all qualified participants based upon actual Plan Year base salaries, as outlined in paragraph C above, plus 15% for Special Achievement Awards.

            2. The bonus pool will accrue in accordance with the Bonus Pool Accrual Formula recommended by the Chief Executive Officer of Viad Corp and approved by the Committee.

            3. Bonus pool accruals not paid out shall not be carried forward to any succeeding year.

      F.    INDIVIDUAL BONUS AWARDS:

            Indicated bonus awards will be equal to the product of the target bonus percentage times the weighted average percentage of bonus pool accrued as determined in paragraph D above times the individual's actual Plan Year base salary earnings, subject to adjustments as follows:

                  a) discretionary upward or downward adjustment of formula awards by the Committee after considering the recommendations of the Chief Executive Officer of Viad Corp for those executives not affected by Section 162(m) of the Internal Revenue Code,

                  b) discretionary downward adjustment of awards by the Committee for those Executive Officers affected by
                        Section 162(m) of the Internal Revenue Code, and

                  c) no individual award may exceed the individual's capped target award or the funding limit with respect to Executive Officers and the aggregate recommended bonuses may not exceed the bonus pool for other than Special Achievement Awards.

V.    REPAYMENT PROVISIONS:

      A.    NON-COMPETE:

            Unless a Change of Control (as defined in the Viad Corp Omnibus Incentive Plan, as amended) shall have occurred after the date hereof:

            1. In order to better protect the goodwill of Viad and its Affiliates (as defined in the Plan) and to prevent the disclosure of Viad's or its Affiliates' trade secrets and confidential information and thereby help insure the long-term success of the business, each participant in this Plan, without prior written consent of Viad, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, for a period of two (2) years following the date of such participant's termination of employment with Viad or any of its Affiliates, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of Viad or its Affiliates (including both existing services or products as well as services or products known to such participant, as a consequence of such participant's employment with Viad or one of its Affiliates, to be in development):

                  a) with respect to which such participant's work has been directly concerned at any time during the two (2) years preceding termination of employment with Viad or one of its Affiliates, or

                  b) with respect to which during that period of time such participant, as a consequence of participant's job performance and duties, acquired knowledge of trade secrets or other confidential information of Viad or its Affiliates.

            2. For purposes of the provisions of paragraph V A, it shall be conclusively presumed that a participant in this Plan has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

            3. If, at any time within two (2) years following the date of a participant's termination of employment with Viad or any of its Affiliates, such participant engages in any conduct agreed to be avoided in accordance with paragraph V A, then all bonuses paid under this Plan to such participant during the last 12 months of employment shall be returned or otherwise repaid by such participant to Viad. Participants in this Plan consent to the deduction from any amounts Viad or any of its Affiliates owes to such participants to the extent of the amounts such participants owe Viad hereunder.

      B.    MISCONDUCT:

            Unless a Change of Control shall have occurred after the date hereof, all bonuses paid for 2003 and thereafter under this Plan to any participant shall be returned or otherwise repaid by such participant to Viad, if Viad reasonably determines that during a participant's employment with Viad or any of its Affiliates:

                  a) such participant knowingly participated in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of Viad applicable to such participant or of the Always Honest compliance program or similar program of Viad; or

                  b) such participant was aware of and failed to report, as required by any code of ethics of Viad applicable to such participant or by the Always Honest compliance program or similar program of Viad, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of Viad applicable to such participant or of the Always Honest compliance program or similar program of Viad.

            Participants in this Plan consent to the deduction from any amounts Viad or any of its Affiliates owes to such participants to the extent of the amounts such participants owe Viad hereunder.

      C.    ACTS CONTRARY TO VIAD:

            Unless a Change of Control shall have occurred after the date hereof, if Viad reasonably determines that at any time within two
            (2) years after the award of any bonus under this Plan to a participant that such participant has acted significantly contrary to the best interests of Viad, including, but not limited to, any direct or indirect intentional disparagement of Viad, then any bonus paid under this Plan to such participant during the prior 2-year period shall be returned or otherwise repaid by the participant to Viad. Participants in this Plan consent to the deduction from any amounts Viad or any of its Affiliates owes to such participants to the extent of the amounts such participants owe Viad hereunder.

      D. The Corporation's reasonable determination required under paragraphs V B and V C shall be made by the Human Resources Committee of the Corporation's Board of Directors, in the case of executive officers of the Corporation, and by the Chief Executive Officer and Corporate Compliance Officer of the Corporation, in the case of all other officers and employees.

VI.   SPECIAL ACHIEVEMENT AWARDS:

      Special bonuses of up to 15% of base salary for exceptional performance to employees (primarily exempt employees) who are not participants in this Plan, including newly hired employees, may be recommended at the discretion of the Chief Executive Officer to the Committee from the separate funds for discretionary awards provided for under paragraphs III F and IV E.

VII.  APPROVAL AND DISTRIBUTION:

      The individual incentive bonus amounts and the terms of payment thereof will be fixed following the close of the Plan Year by the Committee. Any award made under this Plan is subject to the approval of this Plan by the stockholders of Viad Corp.

VIII. COMPENSATION ADVISORY COMMITTEE:

      The Compensation Advisory Committee is appointed by the Chief Executive Officer of Viad Corp to assist the Committee in the implementation and administration of this Plan. The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

IX.   SPECIAL COMPENSATION STATUS:

      All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of Viad Corp. Participants in this Plan shall not be eligible for any contractual or other short-term (sales, productivity, etc.) incentive plan except in those cases where participation is weighted between this Plan and any such other short-term incentive plan.

X.    DEFERRALS:

      Participants subject to taxation of income by the United States may submit to the Committee, prior to November 15 of the year in which the bonus is being earned a written request that all or a portion, but not less than a specified minimum, of their bonus awards to be determined, if any, be irrevocably deferred substantially in accordance with the terms and conditions of a deferred compensation plan approved by the Board of Directors of Viad Corp or, if applicable, one of its subsidiaries. Participants subject to taxation of income by other jurisdictions may submit to the Committee a written request that all or a portion of their bonus awards be deferred in accordance with the terms and conditions of a plan which is adopted by the Board of Directors of a participant's Company. Upon the receipt of any such request, the Committee thereunder shall determine whether such request should be honored in whole or part and shall forthwith advise each participant of its determination on such request.

XI.   PLAN TERMINATION:

      This Plan shall continue in effect until such time as it may be canceled or otherwise terminated by action of the Board of Directors of Viad Corp and will not become effective with respect to any Company unless and until its Board of Directors adopts a specific plan for such Company. While it is contemplated that incentive awards from the Plan will be made, the Board of Directors of Viad Corp, or any other Company hereunder, may terminate, amend, alter, or modify this Plan at any time and from time to time. Participation in the Plan shall create no right to participate in any future year's Plan.

XII.  EMPLOYEE RIGHTS:

      No participant in this Plan shall be deemed to have a right to any part or share of this Plan, except as provided in Paragraph XIII. This Plan does not create for any employee or participant any right to be retained in service by any Company, nor affect the right of any such Company to discharge any employee or participant from employment. Except as provided for in administrative guidelines, a participant who is not an employee of Viad Corp or one of its subsidiaries on the date bonuses are paid will not receive a bonus payment.

XIII. EFFECT OF CHANGE OF CONTROL:

      Notwithstanding anything to the contrary in this Plan, in the event of a Change of Control (as defined in the 1997 Viad Corp Omnibus Incentive
      Plan) each participant in the Plan shall be entitled to a prorata bonus award calculated on the basis of achievement of performance goals through the date of the Change of Control.

XIV.  EFFECTIVE DATE:

      The Plan shall be effective January 1, 1997, provided however, that any award made under this Plan is subject to the approval of the 1997 Viad Corp Omnibus Incentive Plan by the stockholders of Viad Corp.